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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated October 3, 1997, relating to the consolidated financial statements of Steri-Oss, Inc., which appear in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the period from November 16, 1996 through December 31, 1996 and the six month period ended June 30, 1997 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.

                                          PRICE WATERHOUSE LLP

Costa Mesa, California

October 21, 1997